SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 16, 2004

MEDICSIGHT, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	0-26886	13-4148725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

46 Berkeley Square, London, W1J 5AT, United Kingdom
(Address of Principal Executive Offices) (Zip Code)

011-44 20 7598-4070
(Registrant’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS AND REGULATION FD DISCLOSURE

MEDICSIGHT, INC PRESS RELEASE

Medicsight Receives FDA Market Clearance and
CE Certification for its Lung CAR Software

** First “Joint-Read” Software Available for CT Lung Scans**

LONDON, Aug. 16, 2004 – Signifying an important milestone in how radiologists identify and track lung nodules, Medicsight (MSHT: OTCBB) today announced that it has received clearance from the U.S. Food and Drug Administration for Medicsight Lung CAR (Computer Assisted Reader), an image analysis software tool that assists radiologists in evaluating lesions or nodules found during CT (computed tomography) scans of the lung.  Lung nodules can indicate early lung cancer, but are common and often difficult to distinguish as benign or malignant.

Medicsight Lung CAR also now carries the CE mark, which means that the device satisfies the relevant essential requirements and is fit for its intended purpose and can be marketed anywhere in the EU without further controls.

Medicsight Lung CAR is the first “joint-read” software available for CT lung scans.  Unlike “second-read” software, in which software is employed after radiologists complete their reviews, joint-read software enables the radiologist to review “unfiltered” images side-by-side and simultaneously with software-enhanced regions of interest. For a radiologist reviewing up to   600 images from a single CT scan, the joint-read capability saves time and aids in the evaluation of nodules.

Dr. Claudia I. Henschke, principal investigator of the largest international study on CT screening for lung cancer, the International Early Lung Cancer Action Project, said that software which aids in the detection of nodules is of great benefit. “Our biggest ongoing concern is that we potentially fail to detect small cancers, as it is easy to miss them when you are scrolling through up to 600 images,” she said. “The filters in Medicsight Lung CAR will help us do our job better.”

Lung CAR works by deploying a series of filters against the image data derived from CT scans. These filters aid the radiologist by highlighting areas of the image that contain potential nodules. The software can extract the boundaries of suspect nodules and show them in 3D with a volume measurement.  This allows the radiologist to accurately review and track any growth in the nodule.  In addition, Medicsight Lung CAR has a number of automatic and manual measurement tools to aid diagnosis, including the ability to review follow-up scans and doubling times, the length of time it took for the nodule’s volume to double, as well as additional filters to reduce background “noise” on the image and enhance the boundary of the nodule.

Prof. Peter Armstrong of the London Chest Hospital and his colleague, Dr. Steve Ellis, are co-authors of a paper demonstrating the relative performance of the Medicsight software in terms of measurement accuracy.  The findings will be presented at the meeting of the Radiological Society of North America (RSNA) later this year in Chicago. “Lung CAR performed very well and is a marked improvement over the software available in my clinical practice,” said Dr. Ellis.  Prof. Armstrong added, “We’re encouraged by the results.”

“We believe we have developed the most complete lung software product available today,” said Paul Samuel, Medicsight CEO. “Receiving clearance for our Lung CAR product is a big first step for us but there will be a number of other new product advances in the coming months.”

According to the American Cancer Society, lung cancer is the leading cause of cancer deaths in the United States, outnumbering deaths from breast, prostate, and colon cancer combined.  Lung cancer represents 28 percent of all diagnosed cancers, and more than 160,000 Americans are expected to die from it in 2004.  Unfortunately, the vast majority of lung cancers are diagnosed late in their course: the average five-year survival rate for all lung cancers is estimated to be less than 13 percent. If lung cancer is caught before the cancer has spread, patients have much better chances of survival. The five-year survival rate for lung cancer detected early is 70 percent or better.

Medicsight is a software development business focused on the medical imaging market. The company is using its core technology to develop automatic detection and analytical tools for clinicians to improve their ability to diagnose and treat disease. Medicsight has initially focused on three key clinical areas – lung cancer, colon cancer, and coronary heart disease – which together account for almost half of all deaths in America.  Medicsight’s software will enable earlier and more accurate detection and treatment of suspicious lesions, which can save lives and reduce healthcare costs.

All forward-looking statements are made pursuant to the ‘safe harbor’ provisions of the Private Securities litigation Reform Act of 1995.  Forward-looking statements are based on current management expectations that involve risks and uncertainties that may result in such expectations not being realized.  Potential risks and uncertainties include, but are not limited to, the risks described in company filings with the Securities and Exchange Commission.

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James Whale +44 207 598 4070

E-mail: info@medicsight.com

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEDICSIGHT, INC.
	By:	/s/ Paul Gothard
Paul Gothard
Chief Financial Officer
Date: August 16, 2004